Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PLANS TO ISSUE $300 MILLION OF SENIOR NOTES IN PRIVATE OFFERING AND THE CONDITIONAL PARTIAL REDEMPTION OF $300 MILLION IN PRINCIPAL AMOUNT OF OUTSTANDING 7.750% SENIOR NOTES DUE 2022

NEW YORK, NY, December 6, 2017 – Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) (the “Company”) today announced that it intends to offer for sale (the “Offering”) $300 million in aggregate principal amount of senior notes due 2026 (the “2026 Notes”). The net proceeds of the Offering, together with cash on hand, will be used to redeem $300 million in principal amount of the Company’s currently outstanding 7.750% Senior Notes due 2022 (the “2022 Notes”).

In connection with the proposed partial redemption of 2022 Notes, the Company has issued a conditional notice of redemption to partially redeem the 2022 Notes, of which an aggregate principal amount of $400 million is currently outstanding, at $1,058.13 per $1,000.00 of principal amount redeemed, plus accrued and unpaid interest to, but not including, the redemption date. The redemption date is January 5, 2018 and redemption is conditioned upon completion of the Offering and the Company’s deposit with the paying agent of sufficient funds to pay the redemption price.

The 2026 Notes will be offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2026 Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2026 Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany and Canada.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s intentions regarding the consummation of the Offering, the intended use of proceeds and the completion of the redemption of the 2022 Notes. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the Offering or the redemption of the 2022 Notes, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi, FCPA, FCA Chief Executive Officer (604) 684-1099